Filed Under Rule 424(b)(3), Registration Statement No. 333-97157
 Pricing Supplement Number 74 Dated Monday, May 05, 2003
(To: Prospectus Dated August 20, 2002)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XKV4	$2,691,000.00	100.000%	1.500%	$2,650,635.00	4.300%
Semi-Annual
							05/15/2013	11/15/2003	$22.34	YES	Subordinated Unsecured Notes
Redemption Information: Non-Callable
Joint Lead Managers and Lead Agents: Banc of America Securities LLC and INCAPITAL, LLC. Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney, UBS PaineWebber

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XKW2	$5,273,000.00	100.000%	2.000%	$5,167,540.00	5.000%
Monthly
							05/15/2018	06/15/2003	$5.14	YES	Subordinated Unsecured Notes
Redemption Information: Callable at 100.000% on 05/15/2006 and every coupon date thereafter.
The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the Interest Payment Date occurring 05/15/2006 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.
 Joint Lead Managers and Lead Agents: Banc of America Securities LLC and INCAPITAL, LLC. Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney, UBS PaineWebber

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XKX0	$2,228,000.00	100.000%	2.500%	$2,172,300.00	5.200%
Semi-Annual
							05/15/2023	11/15/2003	$27.01	YES	Subordinated Unsecured Notes
Redemption Information: Callable at 100.000% on 05/15/2007 and every coupon date thereafter.
The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the Interest Payment Date occurring 05/15/2007 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.
 Joint Lead Managers and Lead Agents: Banc of America Securities LLC and INCAPITAL, LLC. Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney, UBS PaineWebber

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XKY8	$4,392,000.00	100.000%	2.500%	$4,282,200.00	5.400%	Semi-Annual	05/15/2028	11/15/2003	$28.05	YES	Subordinated Unsecured Notes
Redemption Information:Callable at 100.000% on 05/15/2008 and every coupon date thereafter.
The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the Interest Payment Date occurring 05/15/2008 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.
 Joint Lead Managers and Lead Agents: Banc of America Securities LLC and INCAPITAL, LLC. Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney, UBS PaineWebber

Trade Date: Monday, May 05, 2003 @12:00 PM ET
Settlement Date: Thursday, May 08, 2003
Minimum Denomination/Increments: $1,000.00/$1,000.00
Moody's Investor Services Rating: Subordinated: Aa3
S&P Ratings Services Rating: Subordinated: A
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0262 via BNY Clearing Services, LLC

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes(®) is the trade mark of INCAPITAL, LLC. All rights reserved

Bank of America $6,000,000,000 Bank of America InterNotes Prospectus Dated 20-Aug-02